CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Annual Report on Form 40-F of our reports dated October 24, 2007 on the consolidated financial statements of Shaw Communications Inc. as at August 31, 2007 and 2006 and for each of the years in the three-year period ended August 31, 2007, and the effectiveness of internal controls over financial reporting of Shaw Communications Inc. as at August 31, 2007.

Calgary, Canada	/s/ Ernest & Young LLP
November 29, 2007	Chartered Accountants